DATED 16 August 2024
GREENVALE CAPITAL LLP
acting for and on behalf of certain funds and accounts managed or advised by it and
COHN FAMILY TRUST U/A/D 3/16/2017
__________________________________________________
SHARE SALE AGREEMENT
__________________________________________________
DOC ID - 5074563.3
THIS AGREEMENT is dated 16 August 2024 and is made
BETWEEN:

(1) GREENVALE CAPITAL LLP, a limited liability partnership registered under the laws of England and Wales with company number OC398679, whose registered office is at 1 Vere Street, London, England, W1G 0DF, acting for and on behalf of certain funds and accounts managed or advised by it as identified on Schedule 1 (such funds and accounts, the “Sellers”); and
(2) COHN FAMILY TRUST U/A/D 3/16/2017, a trust formed under the laws of Missouri, United States, whose registered office is at 231 S. Bemiston Ste 850, #23376, Saint Louis, MO 63105, United States (the “Buyer”).
WHEREAS:
A The Sellers are the sole beneficial owner of the Sale Shares.
B The Sellers have agreed to sell the Sale Shares and the Buyer has agreed to purchase the Sale Shares on the terms and conditions set out in this Agreement.
NOW IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1 In this Agreement, unless the context requires otherwise:
Business Day means any day which is not a Saturday, a Sunday, or a public holiday in the United Kingdom or the United States;
Completion means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;
Completion Date has the meaning given to that expression in Clause 4.1;
Price Per Share means the sum of USD0.88320 per Sale Share, being an amount equal to the volume weighted average price per share of Nerdy Inc. (the “Company”) as at 14 August 2024;
Purchase Price means the sum of USD7,948,800.00 being the Price Per Share multiplied by the number of Sale Shares, being price to be paid by the Buyer to purchase the Sale Shares; and
Sale Shares means 9,000,000 shares in the capital of the Company held by certain prime brokers for the benefit of the Sellers as set out in Schedule 1.
1.2 In this Agreement, unless the context requires otherwise:
(a) references to Clauses are references to clauses of this Agreement;
(b) headings are included for ease of reference only and shall not affect the interpretation of this Agreement;
(c) the singular shall include the plural and vice versa and references to any gender shall include references to the other genders;
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(d) the expression person shall mean any natural person, partnership, joint venture, corporation (wherever incorporated), trust, firm, association, government, governmental (or supra governmental) agency, authority or department, or any other entity, whether acting in an individual, fiduciary or other capacity; and
(e) any reference to a party shall mean any party to this Agreement and shall include their respective successors in title, assigns and personal representatives.

2. SALE
At Completion, the Sellers shall sell the Sale Shares (with full title guarantee and free from all encumbrances) and the Buyer shall purchase the Sale Shares, with effect from, and with all rights attaching or accruing to the Sale Shares at, the Completion Date (including the right to receive all dividends, distributions, and any return of capital declared, paid or made on or after that date).
3. CONSIDERATION
The total consideration for the sale of the Sale Shares shall be the Purchase Price which shall be paid by electronic transfer in accordance with the provisions of Clause 4.3.
4. COMPLETION
4.1 Completion shall take place not later than 5 Business Days of the date of this Agreement (the “Completion Date”), at a time agreed between the Sellers (acting by and through Greenvale Capital LLP) and the Buyer.
4.2 At Completion, the Sellers (acting by and through Greenvale Capital LLP) and the Buyer shall submit appropriate matched orders on the New York Stock Exchange or via Continental Stock Transfer & Trust Company (the Company’s transfer agent) in respect of the transfer of the Sale Shares at the Price Per Share, or otherwise arrange completion in such manner as is alternatively acceptable to each of them.
4.3 At Completion, the Buyer shall pay to the Sellers the total Purchase Price by electronic funds transfer to the bank accounts set in Schedule 1, such that each Seller is paid the Price Per Share in respect of each Sale Share sold by it (all as set out in Schedule 1).
5. WARRANTIES
5.1 Each Seller represents, warrants and undertakes to the Buyer that the following statements are true, accurate and not misleading as at the date of this Agreement, and the signatory hereto on behalf of the Sellers represents and warrants that it has full power and authority to make these representations and warranties on behalf of each Seller and to bind each Seller under this Agreement:
(a) such Seller is the sole beneficial owner of the Sale Shares held by it, and is entitled to sell, and transfer the full legal and beneficial interest in those Sale Shares to the Buyer on the terms of this Agreement, free and clear of any claim or encumbrance;
(b) the Sellers are together the sole beneficial owners of the Sale Shares;
(c) such Seller has the requisite power and authority to enter into and perform this Agreement; (d) such Seller is a sophisticated entity familiar with transactions similar to those contemplated
DOC ID - 5074563.3
in this Agreement and has has knowledge and experience in financial and business matter that such Seller is capable of evaluating the merits and risks of such transactions;
(e) such Seller has negotiated this Agreement on an arms-length basis and has had an opportunity to consult with such Seller’s legal and financial advisors concerning this Agreement and has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby, including all information necessary to determine the fair market value of the Sale Shares and the financial statements of the Company for all relevant periods;

(f) such Seller has not relied on the Buyer or its affiliates for any information regarding the Company or the value of the Sale Shares;
(g) such Seller (i) acknowledges that the Buyer or its affiliates may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and may be material to a decision to sell the Sale Shares (the “Excluded Information”), (ii) has determined to sell its Sale Shares notwithstanding its lack of knowledge of the Excluded Information; (iii) agrees that Buyer and its affiliates shall have no liability to the Sellers and such Seller waives and releases any claims that Seller might have against the Buyer whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the sale of the Sale Shares; and (iv) acknowledges that the price of the Sale Shares may significantly appreciate or depreciate over time and by agreeing to sell the Sale Shares to the Buyer the Seller is giving up the opportunity to sell the Shares at a possible higher price in the future (except as otherwise protected by Section 6 herein)
5.2 The Buyer represents, warrants and undertakes to the Sellers that the following statements are true, accurate and not misleading as at the date of this Agreement:
(a) the Buyer has the requisite power and authority to enter into and perform this Agreement (and specifically has obtained all necessary approvals, shareholder authorities or other consents and authorisations necessary or appropriate to purchase the Sale Shares as set out in this Agreement);
(b) the Buyer has evaluated the merits and risks of purchasing the Sale Shares on the terms of this Agreement on its own and without reliance upon the Sellers or any of them, or upon Greenvale Capital LLP, has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Sale Shares on the terms set out in this Agreement; and
(c) no part of the funds used by the Buyer to fund the Purchase Price has been, or shall be, directly or indirectly derived from, or related to, any illegal activity, including anti-money laundering laws and regulations, and no part of the funds used by the Buyer to fund the Purchase Price shall cause any Seller or Greenvale Capital LLP to be in violation of any applicable national and international sanctions laws and regulations.
6. FUTURE SALES
If all or any of the Sale Shares are sold, monetized or otherwise disposed of (or becomes subject to an agreement, conditional or not, for its sale, monetization or disposal) within 6 months of the
DOC ID - 5074563.3
Completion Date, and the disposal price (which shall include all consideration in whatever form linked to the disposal) implies a value of a Sale Share which is higher than the Price Per Share, the Purchase Price shall be recalculated by reference to the aggregate value of the Sale Shares implied by such disposal price, and each Seller shall be entitled to be paid by the Buyer within 15 Business Days following the consummation of the sale, monetization or other disposal transaction , an amount equal to the difference between the amount that Seller was paid at the Completion Date and the amount such Seller would have been paid on the basis of the Price Per Share as so recalculated (net of any related taxes paid by Buyer). For the purposes of this clause, a monetization of the Sale Shares shall include (a) a direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) of more than 50% of the fair market value of the Company's and its Subsidiaries' consolidated assets or to which more than 50% of the Company's and its Subsidiaries' net revenues on a consolidated basis are attributable; (b) a direct or indirect acquisition of more than 50% of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes more than 50% of the consolidated net revenues or assets of the Company and its Subsidiaries, taken as a whole; (c) a tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the US Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) more than 50% of the voting power of the Company; (d) a merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own more than 50% of the consolidated net revenues or assets of the Company, and its Subsidiaries, taken as a whole; (e) a liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute more than 50% of the consolidated net revenues or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing . For purposes of this Agreement, a "Subsidiary" of the Company means any other person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company and/or by one or more of its Subsidiaries.
7. GENERAL
7.1 Except as required by law, or in court proceedings, or to give effect to this Agreement, no party shall make any public statement regarding this Agreement or its subject matter. For the avoidance of doubt, it is understood that this Agreement will be disclosed in filings with the US Securities and Exchange Commission.
7.2 This Agreement may be executed in counterparts, which taken together shall constitute one and the same agreement.
7.3 This Agreement (together with any documents referred to in it) constitutes the whole agreement between the parties and no modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of all the parties.
7.4 A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the term of this Agreement shall continue in force.
7.5 No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.
DOC ID - 5074563.3
7.6 This Agreement and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.
7.7 The parties irrevocably agree that the courts of England shall have non-exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement, its subject matter or formation (including non-contractual disputes or claims).
[signature page overleaf]

DOC ID - 5074563.3
SIGNED by or on behalf of the parties on the date set out above.
/s/ Andrew Wall
………………………………..
duly authorised, for and on behalf of
THE SELLERS identified on Schedule 1
acting by and through their investment advisor
GREENVALE CAPITAL LLP
/s/ Charles Cohn
………………………………..
duly authorised, for and on behalf of
Cohn Family Trust u/a DTD 3/16/2017

DOC ID - 5074563.3

` Schedule 1
JJ

Custodian	International UBS	International UBS	JP Morgan Securities LLC	JP Morgan Securities LLC
CUSIP	BNZJTJ4	BNZJTJ4	BNZJTJ4	BNZJTJ4
ISIN	US64081V1098	US64081V1098	US64081V1098	US64081V1098
Security Name	NERDY INC	NERDY INC	NERDY INC	NERDY INC
Proceeds	$6,623,739.46	$955,613.57	$216,630.41	$138,748.95
Price	0.88320	0.88320	0.88320	0.88320
Position	7,499,705.00	1,081,990.00	245,279.00	157,098.00
Account Full Legal Name	GREENVALE CAPITAL (CAYMAN) MASTER FUND LIMITED	ACTING FOR AND ON CROWN/GREENVALE CROWN MANAGED ACCOUNTS SPC SEGREGATED PORTFOLIO BEHALF OF	COMPASS SAV II LLC	COMPASS OFFSHORE SAV II PCC LIMITED

THE SELLERS AND THE SALE SHARES

DOC ID - 5074563.3
J
Morgan US64081V1098 BNZJTJ4
NERDY
$14,067.61 0.88320
15,928.00
Stanley & INC
Co
Internationa~~l~~
Plc

$7,948,800.00

9,000,000.00

DOC ID - 5074563.3
CROWN MANAGED
ACCOUNTS SPC
ACTING FOR AND ON
BEHALF OF
CROWN/GREENVALE
SEGREGATED
PORTFOLIO